CONTACTS:	Tony Rossi	Charles Mollo
	Financial Relations Board	Mobility Electronics, Inc.
	310-854-8317	480-596-0061, ext. 153
	trossi@financialrelationsboard.com	cmollo@mobl.com
For Immediate Release
MOBILITY ELECTRONICS REPORTS 15% YEAR OVER YEAR
REVENUE GROWTH FOR FOURTH QUARTER OF 2005
HIGHLIGHTS
•	Fourth quarter revenues reach $23.6 million
•	Fourth quarter low power revenues grow 260% over the prior year to $4.0 million
•	Overall 2005 power revenues grow 31% over 2004; high power and low power revenues grow 22% and 113%, respectively
•	New programs launched with Lenovo, Sears, CompUSA, Best Buy On-Line and others
SCOTTSDALE, Ariz., February 9, 2006 – Mobility Electronics, Inc. (Nasdaq: MOBE), a leading provider of innovative portable power and computing solutions, today reported financial results for the fourth quarter ended December 31, 2005. Total revenue was $23.6 million in the fourth quarter of 2005, an increase of 15% over revenue of $20.6 million in the fourth quarter of 2004.
Net loss was $1.1 million, or ($0.04) per diluted share, in the fourth quarter of 2005, compared with net income of $700,000, or $0.02 per diluted share, in the same quarter of the prior year. Excluding non-cash compensation charges, net loss was $721,000, or ($0.02) per diluted share, in the fourth quarter of 2005, compared with net income of $779,000, or $0.03 per diluted share, in the same quarter of the prior year.
“The growing customer base for our low-power products helped us produce another strong sales quarter,” said Charlie Mollo, President and Chief Executive Officer of Mobility Electronics. “Our fourth quarter revenues from low-power products increased 260% over the prior year, as we are now making meaningful sales to an increasingly broad range of customers. Fourth quarter sales of our universal power adapters for portable computers were impacted by a temporary decline in shipments to Lenovo as we transitioned to two new products that were launched in December and January. However, we were able to offset this with strong sales to Targus and Dell, which increased 75% and 50%, respectively, over the prior year.”
Product Area Highlights
•	Sales of power products, handheld connectivity products, and expansion and docking products represented 78%, 14%, and 6%, respectively, of overall Company sales in the quarter.
•	Unit sales of universal power products for high-power mobile electronic (ME) devices, which includes portable computers, were approximately 364,000 units in the fourth quarter and 1.3 million units for the full year in 2005, an increase of 11% and 30%, respectively, over

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comparable periods in 2004. The Company now has shipped a total of approximately 2.8 million units of its power products for high-power ME devices.
•	Unit sales of the universal power adapters for low-power ME devices were approximately 961,000 units in the fourth quarter of 2005, a decrease of 14% over approximately 1.1 million units in the fourth quarter of 2004. The decrease over the prior year was due primarily to the deferral of orders for cigarette lighter adapters by a major customer. The Company now has shipped a total of approximately 6.5 million units of its power products for low-power ME devices.
•	Revenue from the sale of power products for high-power ME devices was $14.3 million in the fourth quarter and $53.9 million for the full year of 2005, an increase of approximately 5% and 22%, respectively, over the same periods of the prior year.
•	Revenue from the sale of power products for low-power ME devices was $4.0 million in the fourth quarter and $10.2 million for the full year of 2005, an increase of 260% and 113%, respectively, over the same periods of the prior year.
•	At the end of the fourth quarter of 2005, approximately 20,000 retail stores were carrying the Company’s universal power products, with approximately 13,000 of those retail stores carrying Mobility’s power products for low-power ME devices.
Financial Highlights
Gross margin was 27.7% in the fourth quarter of 2005, compared to 29.7% in the fourth quarter of 2004, and 32.1% in the third quarter of 2005. The decline in gross margin from the third quarter of 2005 is primarily attributable to inventory adjustments during the quarter of approximately $670,000 and the mix of low-power products sold to RadioShack during the quarter.
Total operating expenses in the fourth quarter of 2005 were $8.0 million, including $387,000 of non-cash compensation charges, or 33.7% of revenue. Total operating expenses for the fourth quarter of 2005 included a $264,000 adjustment related to an employee benefit accrual and $1.4 million in legal expenses related to ongoing litigation. Legal expenses increased 179% over the fourth quarter of 2004.
The Company’s earnings before interest, taxes, depreciation, amortization and non-cash equity compensation were negative $613,000 in the fourth quarter of 2005.
The Company’s balance sheet remained strong with $33.9 million in cash, cash equivalents, and short-term investments at December 31, 2005. The Company continued to have no long-term debt and had a current ratio of 3.2 at December 31, 2005.
Outlook
In the first quarter of 2006, the Company believes typical seasonality will generally be offset by new program additions, and that total revenue will therefore range between $23 to 24 million, and fully diluted earnings per share will range from $(0.01) to $0.00. Excluding non-cash compensation charges, the Company expects fully diluted earnings per share to range between $0.00 to $0.01 per share in the first quarter.
From a long-term perspective, the Company believes there are a number of major catalysts that will drive future growth and profitability:

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•	Improved economics in the low power business resulting from new pricing with RadioShack
•	Continued growth in sales of power products for high-power ME devices driven by further growth in the Targus and Dell accounts, the new Lenovo programs, expanded international distribution, and the expansion and/or development of new OEM programs
•	Continued growth in sales of power products for low-power ME devices driven by new retail relationships such as Sears, Best Buy On-Line, and CompUSA as a result of the Company’s partnerships with Monster Cable, Motorola and Targus
•	The continued penetration of both the domestic and international wireless carrier and distributor markets, including a test program with a Tier 1 U.S. carrier scheduled for late in the first quarter of 2006
•	A strong new product pipeline that will provide consumers with innovative power adapters offering a broad range of features and price points
•	Incremental revenue generated from expansion into new power areas such as rechargeable batteries/chargers, including the planned introduction of a variety of jointly developed power products with Energizer
•	Penetration of the “in-box” OEM market for low-power ME devices
Commenting on Mobility’s outlook, Mr. Mollo said, “We believe 2006 will be characterized by continued steady growth in our power products for high-power ME devices and the increasing scale of the low-power business. All of our major distribution partners – most notably including Motorola, Targus, Energizer, and Monster – are expected to continue signing up significant new accounts for our low-power products, which is providing a strong complement to our own OEM and direct sales efforts. We are confident that our continued sales growth will drive increasing profitability in 2006. We are building a major presence in the portable power solutions market, and we believe that we will continue to strengthen our position in future years as we introduce the innovative new products and technologies we are developing with partners such as Energizer and M-Flex.”
About Mobility Electronics, Inc.
Mobility Electronics, Inc., based in Scottsdale, Arizona, is a developer of universal power adapters for high-power (e.g., portable computers) and low-power (e.g., mobile phones, PDAs, digital cameras, etc.) mobile electronic devices, and is also the creator of the patented intelligent tip (“itip™”) technology. Mobility Electronics’ iGo® brand offers a full line of AC, DC and combination AC/DC power adapters for high- and low-power mobile electronic devices. All these adapters leverage the Company’s itip technology, which enables one power adapter to power/charge hundreds of brands and thousands of models of mobile electronic devices through the use of interchangeable itips.
The Company also offers hardware products for handheld devices; expansion and docking products for servers, desktop and portable computers; and other accessories for the mobile electronic device market.
Mobility Electronics’ products are available at www.igo.com as well as through leading resellers, retailers and OEM partners. For additional information call 480-596-0061, or visit www.mobilityelectronics.com.
Mobility Electronics and iGo are registered trademarks of Mobility Electronics, Inc. All other trademarks or registered trademarks are the property of their respective owners.

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This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. The words “believe,” “expect,” “anticipate,” and other similar statements of expectations identify forward-looking statements. Forward-looking statements in this press release include expectations regarding the Company’s financial performance in the first quarter of 2006 and increased profitability in throughout 2006; ; anticipated incremental revenue from products jointly developed with third-parties and expansion into new power areas such as rechargeable batteries/chargers; the expected introduction of newly developed products with Energizer and M-Flex; anticipated growth in the Company’s power business, including the continued execution of new accounts for low-power products through distribution partners such as Motorola, Targus, Energizer and Monster; beliefs regarding major catalysts that are expected to drive further growth and profitability for the Company, including improved economics in the low power business as a result of new pricing with RadioShack; continued growth in sales of power products for high-power ME devices driven by further growth in the Targus and Dell accounts, the new Lenovo programs, expanded international distribution, and the expansion and/or development of new OEM programs; continued growth in sales of power products for low-power ME devices driven by new retail relationships such as Sears, Best Buy, and CompUSA, as well as new OEM programs; continued penetration of the wireless carrier and distributor market, including a test program with a Tier 1 U.S. carrier scheduled for late in the first quarter of 2006; and a strong new product pipeline. These forward-looking statements are based largely on management’s expectations and involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Risks that could cause results to differ materially from those expressed in these forward-looking statements include, among others, the loss of, and failure to replace, any significant customers; the timing and success of product development efforts and new product introductions, including internal development projects as well as those being pursued with strategic partners; the inability to create broad consumer awareness and acceptance for the Company’s products; the timing and success of product developments, introductions and pricing of competitors; the timing of substantial customer orders; the availability of qualified personnel; the availability and performance of suppliers and subcontractors; the ability to expand and protect the Company’s proprietary rights and intellectual property; the successful resolution of unanticipated and pending litigation matters; market demand and industry and general economic or business conditions; and other factors to which this press release refers. Additionally, other factors that could cause actual results to differ materially from those set forth in, contemplated by, or underlying these forward-looking statements are included in our Annual Report on Form 10-K/A for the year ended December 31, 2004 under the heading “Risk Factors.” In light of these risks and uncertainties, the forward-looking statements contained in this press release may not prove to be accurate. We undertake no obligation to publicly update or revise any forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements. Additionally, we do not undertake any responsibility to update you on the occurrence of unanticipated events which may cause actual results to differ from those expressed or implied by these forward-looking statements.

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Mobility Electronics, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(000’s except per share data)
(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2005	2004	2005	2004
		(restated)		(restated)

Net revenue	$23,611	$20,559	$85,501	$70,213

Gross profit	6,534	6,104	25,847	20,919

Selling, engineering and administrative expenses	7,966	5,445	28,711	22,617

Income (loss) from operations	(1,432)	659	(2,864)	(1,698)
Interest income (expense), net	330	21	813	(72)
Other income (expense), net	(6)	20	11,626	36
Provision for income tax	—	—	285	—

Income (loss) from continuing operations	(1,108)	700	9,290	(1,734)

Discontinued operations
Loss from discontinued operations of handheld software product line	—	—	—	(466)

Net income (loss)	$(1,108)	$700	$9,290	$(2,200)

Net income (loss) per share:
Basic	$(0.04)	$0.02	$0.31	$(0.08)
Diluted	$(0.04)	$0.02	$0.29	$(0.08)

Weighted avg common shares outstanding:
Basic	30,778	28,404	30,004	28,027
Diluted	30,778	29,916	32,003	28,027

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Mobility Electronics, Inc. and Subsidiaries
Selected Other Data
Reconciliation of non-GAAP Financial Measure – net income (loss) to net income (loss) before gain on sale of intellectual property assets, provision for income tax, and non-cash equity compensation:

	Three months ended		Year ended
	December 31,		December 31,
	2005	2004	2005	2004
		(restated)		(restated)

Net income (loss)	$(1,108)	$700	$9,290	$(2,200)
Gain on sale of intellectual property assets	—	—	(11,632)	—
Provision for income tax	—	—	285	—
Non-cash equity compensation	387	79	1,498	184

Net income (loss) before gain on sale of intellectual property assets, provision for income tax, and non-cash equity compensation	$(721)	$779	$(559)	$(2,016)

Diluted net income (loss) before gain on sale of intellectual property assets, provision for income tax, and non-cash equity compensation per share	$(0.02)	$0.03	$(0.02)	$(0.07)

Reconciliation of non-GAAP Financial Measure — net income (loss) to earnings before interest, taxes, depreciation and amortization (EBITDA):

Net income (loss)	$(1,108)	$700	$9,290	$(2,200)
Interest (income) expense, net	(330)	(21)	(813)	72
Provision for income tax	—	—	285	—
Depreciation and amortization	438	451	1,978	1,952
Non-cash equity compensation	387	79	1,498	184

EBITDA	$(613)	$1,209	$12,238	$8

This information is being provided because management believes it is a key metric to the investment community and assists in the understanding and analysis of period-to-period operating performance. Net income (loss) before gain on sale of intellectual property assets, provision for income tax, and non-cash equity compensation and EBITDA should be considered in addition to, not as a substitute for, or superior to, measures of financial performance in accordance with GAAP.

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Mobility Electronics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(000’s)

	December 31,	December 31,
	2005	2004
	(unaudited)	(restated)

ASSETS

Cash and cash equivalents	$13,637	$12,768
Short-term investments	20,286	—
Accounts receivable, net	19,262	16,905
Inventories	13,373	7,513
Prepaid expenses and other current assets	565	443

Total current assets	67,123	37,629
Other assets, net	17,271	17,788

Total assets	$84,394	$55,417

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$20,737	$14,253
Long-term liabilities	25	463

Total liabilities	20,762	14,716

Total stockholders’ equity	63,632	40,701

Total liabilities and stockholders’ equity	$84,394	$55,417

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